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                                                                  Exhibit 10.19

                              ANGELICA CORPORATION
                              EMPLOYMENT AGREEMENT
                              --------------------

            This agreement ("Agreement") has been entered into as of this 5th day of February, 2003 (the "Effective Date"), by and between Angelica Corporation, a Missouri corporation ("Angelica"), and Don W. Hubble, an individual ("Hubble").

            WHEREAS, Angelica currently employs Hubble as Chairman of the Board, Chief Executive Officer and President of Angelica; and

            WHEREAS, Angelica and Hubble wish to more specifically define in this Agreement the terms and conditions of Hubble's continuing employment with the Company over the next two years as Hubble transitions from his current positions with Angelica pursuant to a succession plan initially presented by Hubble and approved by the Board of Directors of Angelica (the "Board").

            NOW THEREFORE, in consideration of the mutual promises herein contained, the parties hereto agree as follows:

SECTION 1: TERM OF AGREEMENT. The term of this Agreement shall be for the period commencing as of the Effective Date and ending on January 31, 2005 (the "Term").

SECTION 2:  TERMS AND CONDITIONS OF EMPLOYMENT.

            2.1 OFFICES AND POSITIONS; AUTHORITY AND DUTIES.

                2.1(a) OFFICES AND POSITIONS; EMPLOYMENT PERIOD. Hubble will continue to be employed by Angelica as Chairman of the Board, Chief Executive Officer and President during the Term until such time as the Board determines, in its sole discretion, that it has identified and hired an acceptable successor to Hubble as Chief Executive Officer and President of Angelica. Upon such determination, Hubble will relinquish the offices and positions as Chief Executive Officer and President of Angelica effective as of a date determined by the Board. Hubble shall continue to be employed and serve as Chairman of the Board of Angelica during the Term of this Agreement unless the Board determines, in its sole discretion, that Hubble should relinquish the office and position of Chairman of the Board in order to be retained as a consultant to Angelica for the remainder of the Term of this Agreement. Any period during the Term of this Agreement that Hubble is employed by Angelica as an executive officer or retained as a consultant shall be referred to in this Agreement as the "Employment Period."

                2.1(b) GENERAL AUTHORITY AND DUTIES. Hubble shall have such authority and shall perform such duties as are specified in the Bylaws of Angelica for the office(s) and position(s) in which he is then serving during any given period, subject to the directions of the Board from time to time. Hubble agrees to devote such of his time, attention and energy to the business of Angelica as may be required to perform the duties and responsibilities of the office(s) and position(s) in which he is then serving to the best of his abilities and with reasonable diligence.

            2.2 SPECIAL TRANSITION DUTIES. Hubble agrees that a significant part of his duties and responsibilities to Angelica during the Term will include, but not be limited to, the following: (i) the


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identification, evaluation and recruitment of a candidate acceptable to the
Board to succeed to the offices and positions of Chief Executive Officer and President of Angelica, (ii) the training and preparation of such successor to assume the performance of the duties and responsibilities of the Chief Executive Officer and President of Angelica, and (iii) the effective transfer and transitioning of such duties and responsibilities to such successor as soon as practicable after the hiring of such successor, but in no event later than the end of the Term of this Agreement.

            2.3 COMPENSATION AND BENEFITS.

                2.3(a) ANNUAL BASE SALARY. Hubble's annual base salary during the Employment Period will be $434,000 (the "Annual Base Salary"), payable in equal or substantially equal semi-monthly installments in accordance with Angelica's normal and customary payroll practices. The Annual Base Salary will not be increased or decreased during the Term of this Agreement regardless of the offices, positions, duties or responsibilities that Hubble has been assigned by Angelica during any given period.

                2.3(b) INCENTIVE BONUSES. In addition to the Annual Base
Salary, Hubble shall be awarded the opportunity to earn an incentive bonus on an annual basis during the Employment Period ("Annual Incentive Bonus"). The Annual Incentive Bonus during each year of the Employment Period shall range from 0 to 100% of Hubble's Annual Base Salary, with a target bonus equal to 50% of Hubble's Annual Base Salary. Hubble will not be eligible to participate in any other incentive plans and will not be eligible to earn any long-term bonuses or incentive payments other than the Annual Incentive Bonus.

                2.3(c) RESTRICTED STOCK. Hubble shall receive concurrent with the Effective Date of this Agreement, a grant of a restricted stock award under Angelica's 1994 Performance Plan and/or Angelica's 1999 Performance Plan equal to the number of restricted shares of Common Stock (the "Restricted Shares") determined by dividing $434,000 by the average closing price on the New York Stock Exchange for a share of Angelica Common Stock during the ten consecutive trading days commencing on January 22, 2003 and ending on February 4, 2003. The Restricted Shares will fully vest at the close of business on January 31, 2005, unless forfeited or vested sooner as set forth in this Agreement and the Restricted Shares grant agreement. In the event that Hubble's employment is terminated by Angelica for "Cause" (as defined in Section 3.3 of this Agreement) or by Hubble for any reason other than death or Disability (as defined in this Section 3.2 of this Agreement), the unvested Restricted Shares will be immediately forfeited. In the event that Hubble's employment is terminated by Angelica for any reason other than "Cause" or as a result of Hubble's death or Disability, all unvested Restricted Shares shall immediately vest. Hubble may not sell the Restricted Shares until the Restricted Shares are vested but Hubble shall be entitled to full dividend and voting rights with respect to the Restricted Shares during such restricted period.

                2.3(d) STOCK OPTIONS. Hubble received a special one-time grant of options in January 1998 for 100,000 shares of Angelica Common Stock as an inducement to his initial employment with Angelica. The options, which have fully vested, have an expiration date of January 2, 2005. As part of this Agreement, Hubble's Non-Qualified Stock Option Agreement evidencing the option award will be amended to extend the expiration date of the option from January 2, 2005 to January 31, 2006. The exercisability of all stock options held by
Hubble: (A) at the completion of the Term of this Agreement, (B) upon the termination of the Employment Period prior to the completion of the Term of this Agreement pursuant to Hubble's death or Disability (as defined in Section 3.2 of this Agreement), or (C) upon the termination of the Employment Period prior to the completion of the Term of this Agreement by Angelica

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for any reason other than Cause (as defined in Section 3.3 of this Agreement), will be extended through January 31, 2006.

                2.3(e) STOCK-BASED AWARDS UNDER PERFORMANCE PLANS OR OTHER PLANS. Except for the grant of the Restricted Shares referenced in Section 2.3(c) of this Agreement, Hubble shall not be eligible during the Employment Period to receive stock-based grants or awards under Angelica's 1994 Performance Plan, 1999 Performance Plan or any other plan adopted by Angelica in the future that authorizes the grant or award of stock-based compensation to executive officers and employees of Angelica.

                2.3(f) STOCK BONUS AND INCENTIVE PLAN. During the Employment Period, Hubble will be eligible to participate in Angelica's Stock Bonus and Incentive Plan, based on current eligibility requirements and subject to the terms and conditions of such plan.

                2.3(g) RETIREMENT SAVINGS PLAN. During the Employment Period, Hubble will be eligible to participate in Angelica's Retirement Savings Plan (the "401(k) Plan"), based on current eligibility requirements and subject to the terms and conditions of the 401(k) Plan.

                2.3(h) PENSION AND SUPPLEMENTAL PLANS. During the Employment Period, Hubble will be eligible to participate in Angelica's "defined benefit" Pension Plan, based on current eligibility requirements and subject to the terms and conditions of such Pension Plan, and in Angelica's Supplemental Plan at the maximum percentage of 50% of Hubble's "final average compensation" (as defined in such Supplemental Plan) and subject to the terms and conditions of such Supplemental Plan. In addition, that certain Retirement Benefit Agreement dated January 1, 1998 (the "Retirement Benefit Agreement") by and between Hubble and Angelica will remain in full force and effect.

                2.3(i) WELFARE BENEFIT PLANS. During the Employment Period, Hubble and his spouse will be eligible for participation in and will receive all benefits under the welfare benefit plans, practices, policies and programs provided by Angelica to its employees, including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs.

                2.3(j) EXPENSES. During the Employment Period, Hubble will be eligible to receive prompt reimbursement for all reasonable expenses incurred by Hubble in the scope of his business activities on behalf of Angelica in accordance with the policies, practices and procedures at least equivalent to those currently applied by Angelica to Hubble.

                2.3(k) OFFICE AND SUPPORT STAFF. During the Employment Period, Hubble will be entitled to an office or offices of a size and with furnishings and other appointments, and to personal secretarial and other assistance at least equivalent to those currently provided by Angelica to Hubble.

                2.3(l) VACATION. During the Employment Period, Hubble will be entitled to be paid for vacation time in accordance with the plans, policies, programs and practices at least equivalent to those currently applied by Angelica to Hubble.

SECTION 3:  TERMINATION OF EMPLOYMENT.

            3.1 DEATH. Hubble's employment with Angelica shall terminate automatically upon Hubble's death during the Employment Period.

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            3.2 DISABILITY. If Angelica determines in good faith that the
Disability (as defined in this Section 3.2 below) of Hubble has occurred during the Employment Period, Angelica may give written notice to Hubble in accordance with Section 6.1 of this Agreement of its intention to terminate Hubble's employment with Angelica. Hubble's employment with Angelica shall terminate effective on the 30th day after receipt of such notice by Hubble, provided that within the 30-day period after receipt, Hubble shall not have returned to the full-time performance of his duties with Angelica. For purposes of this Agreement, "Disability" shall mean that Hubble has been unable to perform the duties and responsibilities then-required of him under this Agreement on a full-time basis for a period of 180 consecutive business days by reason of a physical or mental condition. Disability shall be deemed to exist when certified by a physician or physicians selected by Angelica who are acceptable to Hubble or Hubble's legal representative, such agreement as to acceptability not to be unreasonably withheld. Hubble will submit to such medical or psychiatric examinations or tests as such physician or physicians deem necessary to make any such determination as to Disability.

            3.3 CAUSE. Angelica may terminate Hubble's employment with Angelica for "Cause" (as defined in this Section 3.3) at any time during the Employment Period upon delivery of written notice of termination for "Cause" from Angelica to Hubble in accordance with Section 6.1 of this Agreement but only after Hubble is given an opportunity to appear before the Board, with legal counsel, to present any facts he considers relevant to the Board's determination and the Board makes a good faith determination that "Cause" as cited in the notice of termination was shown. For purposes of this Agreement, "Cause" shall mean: (i) Hubble's willful and continued failure to substantially perform his duties and responsibilities with Angelica (other than as a result of incapacity due to a physical or mental condition), after a written demand for substantial performance is delivered by Angelica to Hubble in which there is a specific identification of the manner in which Hubble is not substantially performing his duties and responsibilities; (ii) Hubble's commission of an act constituting a criminal offense involving moral turpitude, dishonesty or breach of trust; or
(iii) Hubble's material breach of any provision of this Agreement. For purposes of this Agreement, no act or failure to act by Hubble shall be considered "willful" unless done or omitted to be done without good faith or without a reasonable belief by Hubble that the act or omission was in the best interests of Angelica.

            3.4 OTHER TERMINATIONS. At any time during the Employment
Period, Angelica may terminate Hubble's employment with Angelica or Hubble may terminate his employment with Angelica for any reason (other than for the reasons set forth in Sections 3.1 through 3.3 of this Agreement) upon the delivery of a written notice of termination in accordance with Section 6.1 of this Agreement delivered by the terminating party to the other party, subject to the terms and conditions set forth in Article 4 of this Agreement.

SECTION 4:  CERTAIN PAYMENTS AND BENEFITS UPON TERMINATION.

            4.1 TERMINATION BY ANGELICA WITHOUT CAUSE. If Angelica terminates Hubble's Employment Period at any time during the Term for any reason other than Cause, death or Disability, Hubble shall be entitled to the following:

                4.1(a) ACCRUED OBLIGATIONS. Within 30 days after the termination of the Employment Period, Angelica shall pay to Hubble the sum of
(i) Hubble's Annual Base Salary through the last day of the Employment Period, and (ii) any vacation pay accrued through the last day of the Employment Period, each to the extent not previously paid to Hubble by Angelica. In addition, on the date that the Annual Incentive Bonuses are otherwise paid to executive officers of Angelica for the fiscal year in which the last day of the Employment Period occurred, Hubble will be paid an amount equal to the product

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of the "Termination Year Maximum Bonus" (as that term is defined in this Section
4.1(a)) multiplied by a fraction, the numerator of which is the number of days during the fiscal year during which Hubble was employed by Angelica and the denominator of which is 365. For purposes of this Agreement, the term "Termination Year Maximum Bonus" means the Annual Incentive Bonus that would have been paid to Hubble for the fiscal year in which the last day of the Employment Period occurred, assuming that the Employment Period had continued through the end of such fiscal year and Hubble had earned his maximum Annual Incentive Bonus for such fiscal year.

                4.1(b) COMPENSATION CONTINUATION. After the termination of the Employment Period, on a semi-monthly basis in accordance with Angelica's normal and customary payroll practices, Angelica shall pay Hubble the "Monthly Continuation Compensation" (as defined in this Section 4.1(b) for each month (or partial month on a prorated basis) remaining in the Term of this Agreement after the termination of the Employment Period. Angelica may at any time elect to pay the balance of such payments then remaining in a lump sum, in which the total of such lump-sum payment is discounted to its present value on the basis of the applicable Federal short-term monthly rate for the month in which such lump-sum payment is to be made as determined in accordance with Section 1274(d) of the Internal Revenue Code of 1986, as amended. For purposes of this Agreement, "Monthly Continuation Compensation" shall mean the sum of Hubble's Annual Base Salary and Termination Year Maximum Bonus as of the last day of the Employment Period divided by 12.

                4.1(c) MEDICAL AND HEALTH BENEFIT CONTINUATION. Through the remainder of the Term of this Agreement and for ten years thereafter and without cost to Hubble and his spouse, Angelica shall continue to provide medical and health benefits to Hubble and his spouse that are at least equivalent to those which were being provided to Hubble and his spouse on the last day of the Employment Period; provided, however, that if Hubble or his spouse commences employment with another employer and receives medical or health benefits under another employer-provided plan or is otherwise covered by Medicare or similar medical and health benefits, the medical and health benefits described in this
Section 4.1(c) shall be secondary to those provided under such other plans during the applicable period of eligibility.

                4.1(d) VESTING OF RESTRICTED STOCK AND STOCK OPTIONS; EXTENSION OF PERIOD OF EXERCISABILITY FOR STOCK OPTIONS. All unvested stock options and all unvested shares of Restricted Stock and any restricted "Matching Shares" and "Elected Shares" (as each term is defined in Angelica's Stock Bonus and Incentive Plan) held by or on behalf of Hubble on the last day of the Employment Period will immediately vest. The exercisability of all stock options held by Hubble on the last day of the Employment Period will be extended through January 31, 2006.

                4.1(e) OTHER BENEFITS. To the extent not previously paid or provided, Angelica shall timely pay or provide to Hubble or his beneficiaries any other amounts or benefits required to be paid or provided that Hubble or his beneficiaries is eligible to receive at such time under any other plan, program, policy, practice, contract or agreement of Angelica.

            4.2 TERMINATION BY DEATH, DISABILITY OR RETIREMENT AT THE END
OF THE TERM. If Hubble's Employment Period terminates due to Hubble's death or Disability during the Term of this Agreement or upon his retirement at the end of the Term of this Agreement, Hubble shall be entitled to the following:

                4.2(a) ACCRUED OBLIGATIONS. Within 30 days after the termination of Hubble's employment, Angelica shall pay to Hubble the sum of (i) Hubble's Annual Base Salary through the last day

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of the Employment Period, and (ii) any vacation pay accrued through the last day of the Employment Period, each to the extent not previously paid to Hubble by Angelica.

                4.2(b) MEDICAL AND HEALTH BENEFIT CONTINUATION. For ten years after the termination of the Employment Period and without cost to Hubble and his spouse, Angelica shall continue to provide medical and health benefits to Hubble and his spouse that are at least equivalent to those which were being provided to Hubble and his spouse on the last day of the Employment Period; provided, however, that if Hubble or his spouse commences employment with another employer and receives medical or health benefits under another employer-provided plan or is otherwise covered by Medicare or similar medical and health benefits, the medical and health benefits described in this Section 4.2(b) shall be secondary to those provided under such other plans during the applicable period of eligibility.

                4.2(c) VESTING OF RESTRICTED STOCK AND STOCK OPTION; EXTENSION OF PERIOD OF EXERCISABILITY FOR STOCK OPTIONS. All unvested stock options and all unvested shares of Restricted Stock and any restricted "Matching Shares" and "Elected Shares" (as each term is defined in Angelica's Stock Bonus and Incentive Plan) held by or on behalf of Hubble on the last day of the Employment Period will immediately vest. The exercisability of all stock options held by Hubble on the last day of the Employment Period will be extended through January 31, 2006.

                4.2(d) OTHER BENEFITS. To the extent not previously paid or provided, Angelica shall timely pay or provide to Hubble or his beneficiaries any other amounts or benefits required to be paid or provided that Hubble or his beneficiaries is eligible to receive at such time under any other plan, program, policy, practice, contract or agreement of Angelica.

            4.3 TERMINATION BY ANGELICA FOR CAUSE AND TERMINATION BY HUBBLE FOR ANY REASON OTHER THAN DEATH OR DISABILITY. If Angelica terminates the Employment Period during the Term of this Agreement for Cause or if Hubble terminates the Employment Period during the Term of this Agreement for any reason other than death or Disability, this Agreement will terminate without further obligation to Hubble except the following:

                4.3(a) ACCRUED OBLIGATIONS. Within 30 days after the termination of Hubble's employment, Angelica shall pay to Hubble the sum of (i) Hubble's Annual Base Salary through the last day of the Employment Period, and (ii) any vacation pay accrued through the last day of the Employment Period, each to the extent not previously paid to Hubble by Angelica.

                4.3(b) OTHER BENEFITS. To the extent not previously paid or provided, Angelica shall timely pay or provide to Hubble or his beneficiaries any other amounts or benefits required to be paid or provided that Hubble or his beneficiaries is eligible to receive at such time under any other plan, program, policy, practice, contract or agreement of Angelica.

            4.4 FULL SETTLEMENT. Angelica's obligation to make payments or to provide benefits and to otherwise perform its obligations under this Agreement shall be in full settlement of all claims that Hubble or his beneficiaries may have against Angelica for termination of Hubble's employment with Angelica. Angelica's obligations to make payments, provide benefits or perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which Angelica may have against Hubble or others. In no event shall Hubble be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Hubble under any of the provisions of this Agreement and, except as specifically set forth in Sections 4.1(c) and 4.2(b), such amounts will not be reduced whether or not Hubble obtains other employment. Angelica agrees to pay

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promptly as incurred, to the full extent permitted by law, all legal fees and expenses that Hubble may reasonably incur as a result of a contest (regardless of the outcome thereof) by Angelica, Hubble or others as to the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by Hubble regarding the amount of any payment pursuant to the Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided in
Section 7872(f)(2)(A) of the Internal Revenue Code of 1986, as amended.

SECTION 5:  NON-COMPETITION, CONFIDENTIALITY, NON-DIVERSION.

            5.1 NON-COMPETE AGREEMENT. It is agreed that during the period beginning on the date that the Employment Period terminates and ending two year thereafter, Hubble shall not, either for himself or on behalf of any person, firm or corporation (whether for profit or otherwise) serve, through any commercial venture or otherwise, as a partner, officer, director, stockholder, advisor, employee, consultant, agent, salesman, venturer or otherwise, in a business enterprise in the United States, Canada or any other country in which Angelica does business that is in substantial direct competition with the business being conducted by Angelica on the last day of the Employment Term. This requirement, however, will not limit Hubble's right to make passive investments in the capital stock or other equity securities (not in excess of 5% of the total outstanding capital stock or equity securities) of any corporation regularly traded on any public securities exchange. In addition, notwithstanding this Section 5.1, if Hubble is terminated by Angelica without Cause, then Hubble will not be subject to the restrictions of this Section 5.1.

            5.2 CONFIDENTIAL INFORMATION. Hubble acknowledges that he holds in a fiduciary capacity for the benefit of Angelica all secret or confidential information, knowledge or data relating to Angelica or any of its affiliated companies, and their respective businesses, which has been and will continue to be obtained during his employment with Angelica and which will not be or has not become public knowledge (other than by acts of Hubble or representatives of Hubble in violation of this Agreement). Upon termination of the Employment Period, Hubble will not, without the prior written consent of Angelica, or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than Angelica and those persons designated by Angelica in advance of the disclosure. In no event shall an asserted violation of this Section 5.2 constitute a basis for deferring or withholding any amounts otherwise payable to Hubble under this Agreement.

            5.3 REASONABLENESS OF RESTRICTIONS. Hubble agrees that the restrictions and the period and/or areas of restriction, as set forth in Section 5, are reasonably required for the protection of Angelica and its business, as well as the continued protection of Angelica's employees. If any one or more of the covenants, agreements or provisions contained herein shall be held to be contrary to the policy of a specific law, though not expressly prohibited, or against public policy, or shall for any other reason whatsoever be held invalid, then such particular covenant, agreement or provision shall be null and void and shall be deemed separable from the remaining covenants, agreements and provisions, and shall in no way affect the validity of any of the other covenants, agreements and provisions hereof. The parties hereto agree that in the event that either the length of time or the geographic area set forth in
Section 5.1 is deemed too restrictive in any court proceeding, the court may reduce such restrictions to those which it deems reasonable under the circumstances.

            5.4 EQUITABLE RELIEF. Any action by Hubble contrary to the restrictive covenants contained in this Section 5 may as a matter of course be restrained by equitable or injunctive process issued out of any court of competent jurisdiction, in addition to any other remedies provided in law. In the event of the breach of Hubble's covenants as set forth in this Section 5 and Angelica's obtaining of injunctive relief, the period of restrictions set forth herein shall commence from the date of the issuance of the order which enjoins such activity.

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SECTION 6:  MISCELLANEOUS.

            6.1 NOTICE. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses as set forth below; provided that all notices to Angelica shall be directed to the attention of the General Counsel, or to such other address as one party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

            Notice to Hubble
            ----------------

            Don W. Hubble
            424 South Woods Mill Road
            Chesterfield, Missouri 63017-3406

            Notice to Angelica
            ------------------

            Angelica Corporation
            424 South Woods Mill Road
            Chesterfield, Missouri  63017-3406
            Attention: General Counsel

            6.2 WAIVER. Hubble's or Angelica's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Hubble or Angelica may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement and shall not operate or be construed as a waiver of any subsequent breach of the same provision.

            6.3 APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri, without reference to its conflict of law principles.

            6.4 SUCCESSORS. This Agreement shall be binding upon and inure to the benefit of any successor of Angelica and any such successor shall be deemed to be substituted for Angelica under the terms of this Agreement. Angelica shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Angelica to assume expressly and agree to perform the provisions of this Agreement as if no such succession had taken place. As used in this Agreement, "Angelica" shall mean Angelica as hereinbefore defined or any successor to Angelica's business and/or assets which assumes and agrees to perform this Agreement.

            6.5 ENTIRE AGREEMENT. Except as set forth in the last sentence of this Section 6.5, this Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior written or oral agreements, understandings, discussions or negotiations with respect thereto, including but not limited to that certain Employment Agreement dated December 12, 1997 by and between Hubble and Angelica and relating to Hubble's employment by Angelica. The Retirement Benefit Agreement referenced in Section 2.3(h) of this Agreement and any other contracts or agreements contemplated to continue by the terms of this Agreement shall not be superseded by this Agreement.

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            6.6 WITHHOLDING. Angelica may withhold from any amounts
payable to Hubble under this Agreement any Federal, state or local taxes as shall be required to be withheld under applicable law or regulation.

            IN WITNESS WHEREOF, Hubble and Angelica, pursuant to the authorization from its Board, have caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.



                            /s/ Don W. Hubble
                            -----------------
                            Don W. Hubble



                           ANGELICA CORPORATION



                           By /s/ Stephen M. O'Hara
                              ---------------------
                              Stephen M. O'Hara
                              Chairman, Compensation and Organization Committee


                           By /s/ Steven L. Frey
                              ------------------
                              Steven L. Frey
                              Vice President, General Counsel and Secretary


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